                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AMENDMENT (this "AMENDMENT") to the Agreement and Plan of Merger, dated as of July 24, 2007 (the "AGREEMENT"), by and among United Community Financial Corp. ("UCFC"), The Home Savings and Loan Company of Youngstown, Ohio ("HOME SAVINGS"), PVF Capital Corp. ("PVFC") and Park View Federal Savings Bank ("PARK VIEW") (collectively referred to herein as the "PARTIES"), is made and entered into as of September 25, 2007, by and among the Parties. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

                                   WITNESSETH:

         WHEREAS, UCFC has determined that, for certain desirable business purposes, after the merger of PVFC into UCFC, it will be more beneficial to merge Home Savings into Park View rather than merging Park View into Home Savings;

         WHEREAS, Section 1.05 of the Agreement provides that, with the consent of the PVFC, UCFC and Home Savings may at any time change the method of effecting the mergers to the extent UCFC deems such change to be desirable;

         WHEREAS, Section 11.08 of the Agreement provides that the Agreement may be amended by an agreement in writing executed in the same manner as the Agreement, except that after the PVFC Meeting or UCFC Meeting, the Agreement may not be amended if it would violate the OGCL; and

         WHEREAS, the Boards of Directors of each of the parties to the Agreement have authorized the execution of this Amendment;

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth hereinafter and in the Agreement, the Parties, intending to be legally bound hereby, agree as follows:

        1. The term "BANK MERGER" as used in the Agreement shall be defined as the merger of Home Savings into Park View; and

        2. Exhibit A to the Agreement shall be amended by replacing it in its entirety with the attached Exhibit A.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Parties to be effective as of the date set forth in the first paragraph above.


ATTEST:                                   UNITED COMMUNITY FINANCIAL CORP.



/s/ Jude J. Nohra                         By: /s/ Douglas M. McKay
---------------------------------             --------------------------------


ATTEST:                                   THE HOME SAVINGS AND LOAN
                                          COMPANY OF YOUNGSTOWN, OHIO



/s/ Jude J. Nohra                         By: /s/ Patrick W. Bevack
---------------------------------             --------------------------------


ATTEST:                                   PVF CAPITAL CORP.



/s/ C. Keith Swaney                       By: /s/ John R. Male
---------------------------------             --------------------------------


ATTEST:                                   PARK VIEW FEDERAL SAVINGS BANK



/s/ C. Keith Swaney                       By: /s/ John R. Male
---------------------------------             --------------------------------

                                    EXHIBIT A
                                    ---------

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of the ___ day of ___________, 2007, by and between The Home Savings and Loan Company of Youngstown, Ohio ("HOME SAVINGS"), a savings bank organized under Chapter 1161 of the Ohio Revised Code, and Park View Federal Savings Bank ("PARK VIEW"), a federal savings bank organized under the laws of the United States of America.

                                R E C I T A L S :

         WHEREAS, Home Savings is a wholly owned subsidiary of United Community Financial Corporation ("UCFC"), an Ohio corporation, and Park View is a wholly owned subsidiary of PVF Capital Corp. ("PVFC"), an Ohio corporation;

         WHEREAS, UCFC, Home Savings, PVF and Park View have entered into an Agreement of Merger and Plan of Reorganization dated as of July 24, 2007, as amended on September ___, 2007 (the "MERGER AGREEMENT"), which provides for the merger of UCFC with and into PVFC and the subsequent merger of Home Savings with and into Park View; and

         WHEREAS, the boards of directors of each of the parties hereto have approved this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1. At the Effective Time (as defined in Article IV below), Home Savings shall merge with and into Park View (the "MERGER") pursuant to Ohio Rev. Code ss.ss. 1161.76 and 1701.78, 12 U.S.C. ss. 1828(c), and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division"), the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). Upon consummation of the Merger, the separate corporate existence of Home Savings shall cease and Park View shall continue as the surviving institution (the "SURVIVING INSTITUTION").

                                   ARTICLE II

                          NAME OF SURVIVING INSTITUTION

         Section 2.1. The name of the Surviving Institution shall be "The Home Savings and Loan Company of Youngstown, Ohio".

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         Section 3.1. The shares of common stock of Park View issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

         Section 3.2. At the Effective Time, by virtue of the Merger and without any action on the part of Home Savings or Park View, all of the shares of common stock of Home Savings that are issued and outstanding immediately prior thereto shall thereupon be canceled and extinguished.

                                   ARTICLE IV

                                 EFFECTIVE TIME

         Section 4.1. The Merger shall become effective immediately following and contingent upon the occurrence of the closing of the transactions contemplated by the Merger Agreement and at the date and time specified in the certificate of merger filed with the Ohio Secretary of State with respect to the Merger (the "EFFECTIVE TIME"); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) PVF shall have been merged with and into UCFC; (b) the sole shareholders of Home Savings and Park View shall have adopted this Agreement; (c) all applicable regulatory waiting periods shall have expired; (d) a certificate of merger with respect to the Merger shall have been filed with the Ohio Secretary of State; and (f) application has been made to, and approval received from, the OTS pursuant to 12 C.F.R. ss. 563.22(a).

                                    ARTICLE V

                               CHARTER AND BYLAWS
                            OF SURVIVING INSTITUTION

         Section 5.1. The charter and bylaws of the Surviving Institution at and after the Effective Time shall be as set forth on Exhibit A and Exhibit B
                                                  ---------     ---------
attached hereto.

                                   ARTICLE VI

                        EXECUTIVE OFFICERS AND DIRECTORS
                            OF SURVIVING INSTITUTION

         Section 6.1. At and after the Effective Time and until changed in accordance with the law, the number of directors of the Surviving Institution shall be twelve. The names, terms of office and residence addresses of the directors of the Surviving Institution are as set forth on Exhibit C attached
                                                           ---------
hereto.

         Section 6.2. The officers of Home Savings immediately before the Effective Time shall serve in the same capacities as officers of the Surviving Institution at and after the Effective Time.

                                   ARTICLE VII

                                EFFECTS OF MERGER

         Section 7.1. At the Effective Time, Home Savings shall merge with and into Park View, with Park View as the Surviving Institution. The business of the Surviving Institution shall be that of a federal savings association, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Home Savings and Park View shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

         Section 7.2. At the Effective Time, the Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Home Savings and Park View, respectively.

         Section 7.3. At the Effective Time, the Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Home Savings and Park View, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Home Savings and Park View, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Home Savings or Park View.

         Section 7.4. At the Effective Time, deposit accounts of both Park View and Home Savings shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Home Savings or Park View shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

                                  ARTICLE VIII

                        OFFICES OF SURVIVING INSTITUTION

         Section 8.1. At the Effective Time, the offices of the Surviving Institution shall be as set forth on Exhibit D attached hereto.

                                   ARTICLE IX

                               LIQUIDATION ACCOUNT

         Section 9.1. At the Effective Time, the Surviving Institution shall assume Home Savings' liquidation account established upon Home Savings' conversion to the stock form of ownership.

                                    ARTICLE X

                                   OTHER TERMS

         Section 10.1. All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

         Section 10.2. Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.3. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to the terms thereof.

         Section 10.4. This Agreement may be executed in any number of counterparts and by facsimile and electronic transmission, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.


         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:                                  THE HOME SAVINGS AND LOAN COMPANY
                                         OF YOUNGSTOWN, OHIO



                                         By:
-----------------------------------         ------------------------------------
Name:                                    Name:
     ------------------------------            ---------------------------------
Title:                                   Title:
      -----------------------------            ---------------------------------


ATTEST:                                  PARK VIEW FEDERAL SAVINGS BANK



                                         By:
-----------------------------------         ------------------------------------
Name:                                    Name:
     ------------------------------            ---------------------------------
Title:                                   Title:
      -----------------------------            ---------------------------------

Exhibits A-D of this Bank Merger Agreement are omitted.